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                                                                    EXHIBIT 10.9


Moldmaster
PO BOX 85
Rochdale
OL12 8FG
ENGLAND


Tel No:  +44 1706 712532
Fax No:  +44 1706 712532
Email:  Moldmaste@aol.com

26 January 1999


Castlekeep Holding (USA) Inc
150 Water Street
PO Box 538
Sault Ste. Marie
Michigan 49783
USA

For the Attention of Mr Howard Keep and Mr Terry Keep

Gentlemen

I am pleased to confirm that you have the exclusive rights to market the Hargreaves and Gott Moldmaster pulp moulding machine in North America for an initial period of two years which can be extended by mutual agreement in 18 months time. This also covers any associated drying equipment and moulding dies and spare parts.

I also confirm that any inquiries which we receive from North America will be passed directly to you.

Good luck with this venture which I trust will be mutually beneficial to both our companies.

J R KOCZUR